Exhibit 10.21

SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS OF
ANHEUSER-BUSCH COMPANIES, INC.

Each non-employee director of Anheuser-Busch Companies, Inc. (the “Company”) is entitled to:

1.
An annual retainer of $75,000 (effective October 1, 2007), which such director may elect to receive in stock, cash or a combination of stock and cash under the Anheuser-Busch Companies, Inc. Non-Employee Director Elective Stock Acquisition Plan amended and restated as of March 1, 2000;

2.	A fee of $2,000 per meeting for each meeting of the Board or any committee of the Board or other scheduled meeting of the directors of the Company at which less than a quorum is present;

3.
An annual fee of $75,000 less any board service fees that the director is paid by an affiliate company for service as a representative of the Company’s Board of Directors on the Board of an affiliated company;

4.	An annual fee of $10,000 for serving as the chair of the Compensation, Conflict of Interest, Corporate Governance, Finance, and Pension Committees of the Board; and

5.	An annual fee of $15,000 for serving as the chair of the Audit Committee of the Board.

Under the Anheuser-Busch Companies, Inc. Deferred Compensation Plan for Non-Employee Directors, amended and restated as of March 1, 2000, each such director may elect to defer payment of part or all of their directors’ fees.

The Company pays for the travel and accommodation expenses of such director (and spouse when requested by the Company) to attend meetings or corporate functions; the Company will also pay the taxes related to such payments.  Such travel is by Company aircraft if available.  As part of their continuing education, such directors are encouraged to visit Company facilities and the Company pays their expenses related to such visits.  The Company reimburses such directors for their expenses incurred in attending director education courses.  The Company provides any Director who is not a current or former employee of the Company and who may desire life insurance under the Group Insurance Plan with such coverage to the extent of $50,000 coverage amount, which coverage remains in effect following the Director’s retirement from the Board.

Under the Anheuser-Busch Companies, Inc. Stock Plan for Non-Employee Directors as amended and restated, each such director receives an annual grant of options to purchase 5,000 shares of the Company’s common stock (or 5,000 stock appreciation rights if a director is unable to own the Company’s common stock due to possible conflicts with state alcoholic beverage control laws).

Under the Anheuser-Busch Companies, Inc. 2006 Restricted Stock Plan for Non-Employee Directors, each such director receives an annual award of 500 shares of Restricted Stock (or 500 shares of Restricted Stock units if a director is unable to own the Company’s common stock due to possible conflicts with state alcoholic beverage control laws).

The directors are eligible to participate in the Anheuser-Busch Foundation Matching Gift Program.  The maximum gift total for a participant in this Program is $10,000 in any calendar year.